Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY TAKES DEFINITIVE ACTION TO REDUCE ITS DEBT BY

ENTERING RESTRUCTURING SUPPORT AGREEMENT WITH FIRST LIEN LENDERS AND

APPROXIMATELY 85% OF SECOND LIEN NOTEHOLDERS

Files for Chapter 11 to Implement Agreed Plan

LAFAYETTE, LA – November 7, 2018 – PetroQuest Energy, Inc. (the “Company”) (OTCQX: PQUE) today announced that it and certain of its direct and indirect subsidiaries entered into a restructuring support agreement (“RSA”) with its first lien lenders and second lien noteholders to permanently reduce its debt and the related interest expense in ways that support the long-term growth and success of the business. To implement the RSA and thus achieve its financial goals, the Company also filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

The RSA, which was executed on November 6, 2018, contemplates a comprehensive restructuring of the Company’s capital structure, has the support of certain holders of 81.83% of its 10% Second Lien Secured Senior Notes due 2021 (the “2021 Notes”), certain holders of 84.76% of its 10% Second Lien Senior Secured PIK Notes due 2021 (the “2021 PIK Notes” and, together with the 2021 Notes, the “Notes”) and the lenders under the Company’s multi-draw term loan agreement (the “Prepetition Term Loan Agreement”) (the holders and lenders, the “Consenting Creditors”).

The proposed plan of reorganization (the “Plan”) would eliminate approximately $204.5 million in debt from the Company’s balance sheet. It contemplates (i) the payment in full of $50.0 million of principal plus accrued interest of the term loans made pursuant to the Prepetition Term Loan Agreement, (ii) the entry into an Exit Facility in an aggregate principal amount of $50.0 million with the Company’s existing second lien lenders, and (iii) the elimination of more than $284.4 million of principal plus accrued interest with respect to the Notes, in exchange for (x) new common stock issued by the reorganized Company, subject to (1) dilution by the new common stock issued in connection with the management incentive plan and (2) the new common stock issued to the parties backstopping the Exit Facility, and (y) $80.0 million of secured PIK notes issued by the Company and guaranteed by each of the operating entities.

“The restructuring support agreement and associated actions announced today begin a rebuilding process and new era for our company and our stakeholders because they allow us to definitively address the financial challenges that have made it difficult for us to compete. These steps will also allow us to resume investments in growth – most notably to develop our Cotton Valley assets in East Texas as well as our onshore assets in Central and South Louisiana,” said PetroQuest President & CEO Charles Goodson. “We thank our first and second lien lenders for their continued belief in and support of our business and look forward to completing the process as a stronger partner and employer.”

The Company fully expects to operate its business as usual throughout the restructuring, honoring its commitments to employees, royalty owners and partners. The Company is confident in its ability to fund all of its go-forward financial commitments with existing cash on hand and, under the terms of the RSA, will continue to be led by the current executive management team.

The Company has requested that the Bankruptcy Court (i) approve commencement of solicitation on the Plan on November 20, 2018; (ii) set December 18, 2018 as the date that votes on the Plan must be received by Epiq Corporate Restructuring, LLC, the Company’s voting agent, unless the deadline is extended; and (iii) set November 13, 2018 as the record date for voting. Subject to Bankruptcy Court approval of the Plan and the satisfaction of certain conditions to the Plan and related transactions, the Company has proposed to consummate the Plan and emerge from chapter 11 before the end of the year. There can be no assurances that the Plan will be approved or confirmed by the Bankruptcy Court, by that time, or at all.

Additional information, including court filings and other documents related to the reorganization proceedings, is available on a website administered by the Company’s claims agent, Epiq Corporate Restructuring, LLC, at http://dm.epiq11.com/PetroQuest.

More detailed information on the restructuring can be found in the RSA, Plan and Disclosure Statement, which are included with the Form 8-K filed with the Securities and Exchange Commission today.

Advisors

Porter Hedges LLP is acting as legal counsel and Seaport Global Securities and FTI Consulting, Inc. are acting as financial advisors to the Company in connection with its restructuring efforts. Akin Gump Strauss Hauer & Feld LLP is acting as legal counsel to the Consenting Creditors party to the RSA, and Houlihan Lokey Capital, Inc. is acting as the Consenting Creditors’ financial advisor.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas and Louisiana. The Company’s common stock trades on the OTCQX market under the symbol PQUE.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans or expectations of the Company are based upon current expectations and are subject to a number of risks, uncertainties and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to the bankruptcy filing by the Company and its subsidiaries, including, but not limited to: (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 case, including maintaining strategic control as debtor-in-possession, (ii) the ability of the Company and its subsidiaries to negotiate, develop, confirm and consummate a plan of reorganization, (iii) the effects of the Company’s bankruptcy filing on the Company and on the interests of various constituents, (iv) Bankruptcy Court rulings in the Chapter 11 case in general, (v) the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings, (vi) risks associated with third party motions in the Chapter 11 case, which may interfere with the Company’s ability to confirm and consummate a plan of reorganization, (vii) the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity or results of operations, (viii) increased advisory costs to execute the Company’s reorganization, (ix) the impact on the Company’s ability to access the public capital markets, and (x) and other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part 1, Item 1A, “Risk Factors” of the

Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for more information. The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.